Exhibit 21.1
SEZZLE INC.

Subsidiaries of the Registrant

Name of subsidiary	Jurisdiction of incorporation or organization
Sezzle Canada Corp.	Nova Scotia
Sezzle Funding SPE, LLC	Delaware
Sezzle Funding SPE II, LLC	Delaware
Sezzle Funding SPE II Parent, LLC	Delaware
Sezzle Holdings I, Inc.	Delaware
Sezzle Holdings II, Inc.	Delaware
Sezzle Holdings III B.V.	Netherlands
Sezzle Holdings IV, Inc.	Delaware
Sezzle Payments Private Limited	India
Sezzle FinTech Private Limited	India
Sezzle Germany GmbH	Germany
Sezzle Lithuania UAB	Lithuania
Sezzle Brasil Ltda.	Brazil